CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement No. 33-35442 of Merrill Lynch Pennsylvania Municipal Bond Fund (the “Fund”) of Merrill Lynch Multi-State Municipal Series Trust on Form N-1A of our report dated September 17, 2004 appearing in the July 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 22, 2004